FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES EARLY TENDER RESULTS OF ITS TENDER OFFER FOR ANY AND ALL OF ITS OUTSTANDING 9.75% SENIOR SECURED NOTES DUE 2017 AND CONSENT SOLICITATION

BLOOMFIELD HILLS, Michigan, October 3, 2012 – TriMas Corporation (NASDAQ: TRS) (the “Company”) announced today that as of 5:00 p.m., New York City time, on October 2, 2012 (the “Consent Date”), $176,501,000 aggregate principal amount, representing 88.3% of the aggregate principal amount outstanding, of its 9.75% Senior Secured Notes due 2017 (the “Notes”) had been tendered along with the related consents in connection with its previously announced tender offer and consent solicitation. The tender offer and consent solicitation are being conducted pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Statement”), dated September 19, 2012.

The Company has executed a supplemental indenture with respect to the indenture governing the Notes (the “Supplemental Indenture”), which will release all of the collateral securing the Notes and will eliminate or modify certain restrictive covenants and other provisions contained in the indenture governing the Notes (the “Proposed Amendments”). The Proposed Amendments will not become operative until all of the Notes that have been validly tendered and not withdrawn prior to the Consent Date have been purchased by the Company pursuant to the terms of the tender offer and consent solicitation.

Consummation of the tender offer, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Statement, including (i) the condition that the Company has completed the execution and effectiveness of, and borrowing of funds necessary to complete the tender offer pursuant to, an amended and restated credit facility on terms and conditions satisfactory to the Company (the “Financing Condition”) and (ii) certain other customary conditions. The complete terms and conditions of the tender offer and consent solicitation are described in the Statement.

Subject to the satisfaction or waiver of the conditions to the tender offer and consent solicitation, all holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Date will receive the total consideration equal to $1,154.14 per $1,000 principal amount of Notes, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Subject to the satisfaction or waiver of the conditions to the tender offer and consent solicitation, holders of Notes tendered after the Consent Date but on or prior to the Expiration Date (as defined below) will receive the tender offer consideration equal to $1,124.14 per $1,000 principal amount of Notes.

In addition to the total consideration or tender offer consideration, as applicable, a holder whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date on the Notes up to, but not including, the applicable payment date.

The tender offer will expire at 12:00 midnight, New York City time, on October 17, 2012, unless extended (such date and time, the “Expiration Date”). As the Withdrawal Time of 5:00 p.m., New York City time, on October 2, 2012 has passed, previously tendered Notes can no longer be withdrawn, and holders who tender Notes after the Withdrawal Time will not have withdrawal rights.

Wells Fargo Securities, LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 715-8341 (collect). Requests for the Statement and related documents may be directed to D.F. King & Co., Inc. at (800) 758-5880 (toll-free) or (212) 269-5550 (banks and brokers).

This press release shall not constitute an offer to purchase, or the solicitation of an offer to sell, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The tender offer and consent solicitation are being made solely pursuant to the Statement and the related Letter of Transmittal. None of the Company, Wells Fargo Securities, LLC or D.F King & Co. makes any recommendation that the holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the tender offer or deliver, or refrain from delivering, any consent to the Proposed Amendments pursuant to the consent solicitation. Holders must make their own decision as to whether to tender their Notes and deliver the related consent.

Cautionary Notice Regarding Forward-looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

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